UFP Industries, Inc.

Exhibit 99(a)

News release

---------------AT THE COMPANY---------------

Dick Gauthier

VP, Business Outreach

(616) 365-1555

FOR IMMEDIATE RELEASE

Wednesday, July 21, 2021

UFP Industries Reports Record Second Quarter Results
– Net sales increase 117 percent, earnings increase 161 percent –

GRAND RAPIDS, Mich., July 21, 2021 – UFP Industries, Inc. (Nasdaq: UFPI) today announced record net sales of $2.7 billion for the second quarter of 2021, a 117 percent increase over the second quarter of 2020, and record net earnings attributable to controlling interest of $173 million, a 161 percent increase over the same period of 2020. The company also reported record EPS of $2.78 per diluted share compared to $1.08 in the second quarter of last year. Recent acquisitions contributed $455 million to net sales and $0.17 to EPS.

“In the last year and a half, UFP Industries has been tested by an unprecedented economic disruption and the most turbulent supply and pricing changes in our industry’s history. Despite those challenges, we have continued to improve our business and serve customers without disruption,” said CEO Matthew J. Missad. “We continue to break records with our financial performance, a feat I attribute to the hard work of our employees, our new market-focused organizational structure, and our balanced business model, which allows us to sell into a variety of diverse markets. Another key contributor to our success is our improved pricing model and managed inventory programs, which allow us to mitigate the impact of lumber market fluctuations like those we experienced during the second quarter.”

Second Quarter 2021 Highlights (comparisons on a year-over-year basis):

●	Net sales of $2.7 billion increased 117 percent due to a 70 percent increase in selling prices, a 36 percent unit increase from acquisitions, and an 11 percent increase in organic unit sales.
●	Earnings from operations of $236.9 million increased 157 percent, including the impact of an inventory valuation reserve. Management evaluated the impact of falling lumber prices on its products sold with a variable price tied to the lumber market, primarily in its ProWood and Sunbelt wood pressure-treating operations. As a result of its evaluation, a lower of cost or net realizable value reserve was recorded, which reduced the value of inventory and gross profits by approximately $23 million. The company’s vendor-managed inventory programs and ability to shift lumber inventory to business units with high demand and volume requirements helped mitigate the impact of the decline in prices on variable-priced products, particularly in its ProWood business unit.

UFP Industries, Inc.

●	An increase in SG&A of nearly $71 million, or 62 percent, is largely attributable to recent acquisitions ($15 million, including amortization expense of $1.5 million) and increases in bonus and sales compensation resulting from increased profitability (up $33 million and $9 million, respectively, over 2020). SG&A as a percentage of gross profit improved from 56 percent in 2020 to 44 percent in 2021, as the company continues to focus on leveraging its cost structure as it grows.
●	New product sales of $232.1 million increased 61 percent.
●	Adjusted EBITDA of $261.5 million increased 137 percent and the adjusted EBITDA margin expanded by 80 basis points to 9.7 percent.

UFP Industries maintains a strong balance sheet with liquidity of approximately $288 million at the end of the second quarter despite an increase in our seasonal investment in net working capital of $444 million, which resulted from unprecedentedly high lumber prices and market demand. Net debt increased to $562 million from a net cash position of $37 million at the end of the second quarter of 2020, primarily due to these factors and the acquisitions of PalletOne and Spartanburg Forest Products. Management anticipates that as lumber prices and seasonal demand normalize, the increase in net working capital will be converted to cash, providing significant capital available to pursue growth opportunities and returns to shareholders through its dividend and share repurchase activities.

“We remain optimistic about the rest of this year and our prospects in 2022,” said Missad. “We expect market conditions to normalize during the second half of 2021. While falling lumber prices and more normalized demand create challenging year-over-year profitability comparisons for our retail segment, the stabilized lumber market should benefit our industrial and construction segments. Furthermore, we expect all of our segments to benefit from more stable pricing in 2022. In addition, our industrial and retail segments should continue to benefit from the integration of our recent acquisitions of PalletOne and its subsidiary, Sunbelt Forest Products, as well as Spartanburg Forest Products.”

By business segment, the company reported the following second quarter 2021 results:

UFP Retail Solutions

●	$1.26 billion in net sales, up 107 percent over the second quarter of 2020 due to a 59 percent increase in selling prices and a 48 percent unit increase due to the acquisitions of Sunbelt Forest Products and Spartanburg Forest Products. Organic unit sales fell 4 percent due to a 17 percent decline in the ProWood business unit. Organic growth was achieved by UFP-Edge (up 27 percent), Deckorators (up 11 percent), and Outdoor Essentials (up 6 percent), due in part to expanded operational capacity. Additional capacity for each of these product lines is expected to come online in 2022. New product sales grew 32 percent, driven by UFP-Edge shiplap and trim, ProWood Fire Retardant treated lumber, and Outdoor Essentials fencing and picnic tables.
●	Gross profit dollars for the retail segment grew 47 percent. Acquisitions contributed approximately $3.5 million, or 4 percent, to the increase and were significantly impacted by the inventory valuation reserve.

UFP Industrial

●	$611 million in net sales, up 172 percent from the second quarter of 2020, reflecting in part the benefits of reopening the U.S. economy after pandemic-related closures. Unit sales increased 73 percent and selling prices increased 99 percent. Organic growth accounted for 26 percent of the unit sales growth; the acquisitions of PalletOne and T&R Lumber accounted for 47 percent. New product sales grew 192 percent from the second quarter of 2020.

UFP Industries, Inc.

●	Gross profit for the segment rose 262 percent, exceeding unit sales growth of 73 percent, due to the company’s focus on adding value-added products and the significant improvement in unit sales, which allows the company to better leverage fixed costs and include the impact of higher lumber, labor, and transportation costs in its selling prices. Acquisitions contributed over $23 million, or 62 percent, to the increase in gross profit.

UFP Construction

●	$739 million in net sales, up 106 percent over the second quarter of 2020, due to a 29 percent increase in unit sales and a 77 percent increase in selling prices. Unit sales to factory-built and site-built housing customers rose 56 percent and 32 percent, respectively. Unit sales to commercial customers improved, rising 11 percent. New product sales increased 184 percent from the prior comparative quarterly period.
●	Gross profit for the construction segment grew 118 percent over the second quarter of 2020, primarily as a result of significantly improved unit sales and the company’s ability to better leverage fixed costs and include the impact of higher lumber, labor, and transportation costs in its selling prices.

CONFERENCE CALL

UFP Industries will conduct a conference call to discuss information included in this news release and related matters at 4:30 p.m. ET on Wednesday, July 21, 2021. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available for analysts and institutional investors domestically at 866-518-4547 and internationally at 213-660-0879. Use conference pass code 5780277. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through July 23, 2021, at 855-859-2056, 404-537-3406 or 800-585-8367.

UFP Industries, Inc.

UFP Industries is a holding company whose operating subsidiaries – UFP Industrial, UFP Construction and UFP Retail Solutions – manufacture, distribute and sell a wide variety of value-added products used in residential and commercial construction, packaging and other industrial applications worldwide. Founded in 1955, the company is headquartered in Grand Rapids, Mich., with affiliates in North America, Europe, Asia and Australia. For more about UFP Industries, go to www.ufpi.com.

UFP Industries, Inc.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

Non-GAAP Financial Information

This release includes certain financial information not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Management considers Adjusted EBITDA, a non-GAAP measure, an alternative performance measure which may provide useful information to investors.

Net earnings

Net earnings refers to net earnings attributable to controlling interest unless specifically noted.

# # #

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED

JUNE 2021/2020

	Quarter Period				Year to Date
(In thousands, except per share data)	2021		2020		2021		2020
NET SALES	$2,700,541	100.0%	$1,242,001	100.0%	$4,525,545	100.0%	$2,274,063	100.0%

COST OF GOODS SOLD	2,279,247	84.4	1,037,070	83.5	3,817,697	84.4	1,901,896	83.6

GROSS PROFIT	421,294	15.6	204,931	16.5	707,848	15.6	372,167	16.4

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	184,539	6.8	113,781	9.2	334,637	7.4	223,121	9.8
OTHER GAINS, NET	(180)	—	(1,209)	(0.1)	(1,211)	—	(1,944)	(0.1)

EARNINGS FROM OPERATIONS	236,935	8.8	92,359	7.4	374,422	8.3	150,990	6.6

OTHER EXPENSE, NET	3,045	0.1	(992)	(0.1)	4,530	0.1	3,747	0.2

EARNINGS BEFORE INCOME TAXES	233,890	8.7	93,351	7.5	369,892	8.2	147,243	6.5

INCOME TAXES	58,530	2.2	23,657	1.9	90,281	2.0	36,979	1.6

NET EARNINGS	175,360	6.5	69,694	5.6	279,611	6.2	110,264	4.8

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,978)	(0.1)	(3,231)	(0.3)	(2,918)	(0.1)	(3,642)	(0.2)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$173,382	6.4	$66,463	5.4	$276,693	6.1	$106,622	4.7

EARNINGS PER SHARE - BASIC	$2.79		$1.08		$4.46		$1.73

EARNINGS PER SHARE - DILUTED	$2.78		$1.08		$4.45		$1.73

COMPREHENSIVE INCOME	178,080		81,089		280,135		113,103

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(2,698)		(5,691)		(3,112)		(3,767)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$175,382		$75,398		$277,023		$109,336

SUPPLEMENTAL DATA
(In thousands)	Quarter Period				Year to Date
Segment Classification	2021		2020	%	2021		2020	%
Retail	$1,259,218		$609,190	106.7%	$2,018,239		$961,351	109.9%
Industrial	611,181		224,379	172.4%	1,060,054		480,922	120.4%
Construction	738,704		359,170	105.7%	1,298,235		740,325	75.4%
All Other	91,438		49,262	85.6%	149,017		91,465	62.9%
Total Net Sales	$2,700,541		$1,242,001	117.4%	$4,525,545		$2,274,063	99.0%

	2021	% of Sales	2020	% of Sales	2021	% of Sales	2020	% of Sales
SG&A	$184,539	6.8%	$113,781	9.2%	$334,637	7.4%	$223,121	9.8%

SG&A as a Percentage of Gross Profit	43.8%		55.5%		47.3%		60.0%

UFP Industries, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

JUNE 2021/2020

(In thousands)
ASSETS	2021	2020	LIABILITIES AND EQUITY	2021	2020

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$44,286	$200,546	Cash Overdraft	$34,229	$—
Restricted cash	629	724	Accounts payable	359,484	199,338
Investments	33,827	19,195	Accrued liabilities	337,507	233,088
Accounts receivable	980,571	522,930	Current portion of debt	97	2,786
Inventories	1,026,488	459,424
Other current assets	36,699	33,786

TOTAL CURRENT ASSETS	2,122,500	1,236,605	TOTAL CURRENT LIABILITIES	731,317	435,212

OTHER ASSETS	146,486	120,464
INTANGIBLE ASSETS, NET	424,110	299,963	LONG-TERM DEBT AND FINANCE LEASE OBLIGATIONS	571,856	161,057
			OTHER LIABILITIES	163,547	123,014
PROPERTY, PLANT AND EQUIPMENT, NET	533,187	401,576	EQUITY	1,759,563	1,339,325

TOTAL ASSETS	$3,226,283	$2,058,608	TOTAL LIABILITIES AND EQUITY	$3,226,283	$2,058,608

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED

JUNE 2021/2020

(In thousands)	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$279,611	$110,264
Adjustments to reconcile net earnings to net cash from operating activities:

Depreciation	38,342	31,330
Amortization of intangibles	7,193	3,129
Expense associated with share-based and grant compensation arrangements	5,742	2,303
Deferred income taxes	177	290
Unrealized (gain) loss on investment and other	(2,784)	473
Equity in earnings of investee	1,465	—
Net gain on sale and disposition of assets	(1,577)	(271)
Changes in:
Accounts receivable	(336,094)	(155,554)
Inventories	(329,577)	25,983
Accounts payable and cash overdraft	143,018	57,017
Accrued liabilities and other	78,751	72,246
NET CASH (USED IN) FROM OPERATING ACTIVITIES	(115,733)	147,210

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(79,028)	(46,730)
Proceeds from sale of property, plant and equipment	6,673	644
Acquisitions and purchase of noncontrolling interest, net of cash received	(433,239)	(18,689)
Purchases of investments	(14,581)	(20,094)
Proceeds from sale of investments	6,885	18,339
Other	(708)	318
NET CASH USED IN INVESTING ACTIVITIES	(513,998)	(66,212)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	849,944	6,759
Repayments under revolving credit facilities	(589,695)	(6,498)
Contingent consideration payment and other	(1,464)	(3,077)
Proceeds from issuance of common stock	936	697
Dividends paid to shareholders	(18,550)	(15,374)
Distributions to noncontrolling interest	(2,914)	(299)
Repurchase of common stock	—	(29,212)
Other	(331)	32
NET CASH FROM (USED IN) FINANCING ACTIVITIES	237,926	(46,972)

Effect of exchange rate changes on cash	112	(1,422)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(391,693)	32,604

ALL CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	436,608	168,666

ALL CASH AND CASH EQUIVALENTS, END OF PERIOD	$44,915	$201,270

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents, beginning of period	$436,507	$168,336
Restricted cash, beginning of period	101	330
All cash and cash equivalents, beginning of period	$436,608	$168,666

Cash and cash equivalents, end of period	$44,286	$200,546
Restricted cash, end of period	629	724
All cash and cash equivalents, end of period	$44,915	$201,270

UFP Industries, Inc.

ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED

JUNE 2021/2020

	Quarter Period		Year to Date
(In thousands)	2021	2020	2021	2020
Net earnings	$175,360	$69,694	$279,611	$110,264
Interest expense	3,899	1,898	7,050	3,805
Interest and investment income	(659)	(189)	(1,201)	(530)
Income taxes	58,530	23,657	90,281	36,979
Expenses associated with share-based compensation arrangements	2,761	859	5,742	2,303
Net (gain) loss on disposition and impairment of assets	(1,045)	14	(1,577)	(271)
Equity in Earnings of Investee	835	—	1,465	—
Unrealized (gain) loss on investments	(1,030)	(2,701)	(2,784)	472
Depreciation expense	19,609	15,613	38,342	31,330
Amortization of intangibles	3,195	1,558	7,193	3,129
Adjusted EBITDA	$261,455	$110,403	$424,122	$187,481